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EXHIBIT 11.1 COMPUTATION OF NET LOSS PER COMMON SHARE

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                                                                   2000            1999           1998
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BASIC:

Net income attributable to common shares..................       $ (117,806)      $ (27,806)      $ 20,552
                                                              =============================================

Weighted average common shares outstanding................            22,108          22,088        21,905
                                                              =============================================

Per share amount..........................................          $ (5.33)        $ (1.26)        $ 0.94
                                                              =============================================

DILUTED:

Net income/(loss) ........................................       $ (117,806)      $ (27,806)      $ 20,552


Net effect of convertible debentures based on the if-converted method, assuming 100% conversion-

       $35,000,000, 6.75%, due 2006.......................                                          $1,563
       $50,000,000, 7.0%, due 2004........................                                          $2,349
       $143,750,000 5.25%, due 2002.......................                                          $5,180

                                                              ---------------------------------------------
Net income/(loss) attributable to common shares...........       $ (117,806)       $(27,806)      $ 29,644
                                                              =============================================


Weighted average common shares outstanding................            22,108          22,088        21,905

Net effect of convertible debentures based on the if-converted method, assuming 100% conversion-

       $35,000,000, 6.75%, due 2006.......................                                           1,717
       $50,000,000, 7.0%, due 2004........................                                           2,469
       $143,750,000 5.25%, due 2002.......................                                           5,000


 Net effect of dilutive stock options based on the treasury
stock method, using average market price..................                                             523

                                                              ---------------------------------------------
Totals                                                                22,108          22,088        31,614
                                                              =============================================
Per share amount..........................................          $ (5.33)        $ (1.26)         $0.94
                                                              =============================================

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